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                                                                   Exhibit 11.1

Statement related to computation of per common share earnings.

               INTEGRATED SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                     For the six months        For the Year
                                                       ended June 30,        Ended December 31,
                                                     ------------------    ---------------------
                                                            1997              1996       1995
                                                     ------------------    ----------  ---------
PRIMARY AND FULLY DILUTED:
Shares and share equivalents:
     Weighted average number of shares of common
     stock outstanding during period                          7,188,764    5,122,878    3,506,488

Add incremental shares:
     Shares potentially issuable upon the assumed
     exercise of the stock options, net of assumed
     repurchases using the Treasury Stock Method                     --           --      507,620
Total                                                         7,188,764    5,122,878    4,014,108

Net earnings (loss) from continuing operations       $             (330)   $    (299)   $  (1,650)
Net earnings (loss) from discontinued operations                     --           22       (1,215)
                                                     ------------------    ---------    ---------
Net earnings (loss)                                  $             (330)   $    (277)   $  (2,864)
                                                     ==================    =========    =========

Per share continuing operations                      $             (.05)   $    (.05)   $   (0.41)
Per share discontinued operations                                    --           --    $   (0.30)
                                                     ------------------    ---------    ---------
Per share                                            $             (.05)   $    (.05)   $   (0.71)
                                                     ==================    =========    =========